Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of April 2, 2012, by and among Graco Inc., a Minnesota corporation (“Purchaser Parent”), Graco Holdings Inc., a Minnesota corporation (“Purchaser Holdco”), Graco Minnesota Inc., a Minnesota corporation (“Graco Minnesota”), Finishing Brands Holdings Inc., a Minnesota corporation (“Liquid IP Purchaser”), Illinois Tool Works Inc., a Delaware corporation (“Seller Parent”), and ITW Finishing LLC, a Delaware limited liability company (“U.S. Seller”).

RECITALS

A. Purchaser Parent, Purchaser Holdco, Graco Minnesota, Seller Parent, and U.S. Seller are parties to that certain Asset Purchase Agreement dated as of April 14, 2011 (the “Asset Purchase Agreement”) providing for the Purchasers’ purchase of the Finishing Business (other than the Excluded Assets) from the Sellers and other matters related thereto.

B. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Asset Purchase Agreement.

C. The parties desire to amend the Asset Purchase Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Incorporation by Reference. The Asset Purchase Agreement is hereby specifically referred to and incorporated as a part of this Amendment. In all respects other than as specifically herein amended, the terms and conditions of the Asset Purchase Agreement shall continue in full force and effect.

2. IP Purchaser. All references in the Asset Purchase Agreement to the “IP Purchaser” shall hereafter be references to, collectively, Purchaser Holdco and Liquid IP Purchaser. Graco Minnesota shall no longer be the IP Purchaser, and to the extent that Graco Minnesota is a Purchaser under the Asset Purchase Agreement, it will be a Purchaser solely pursuant to Section 9.7 of the Asset Purchase Agreement.

3. Tech Center Acquired Assets. The definition of “Acquired Assets” in Section 2.1 of the Asset Purchase Agreement shall be deemed to include the Business Intellectual Property relating to Finishing Business projects that were conducted at the ITW Technology Center on or before the Closing Date.

4. Acquired Assets.

a. Section 2.1(e) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(e) all Contracts of any Seller relating to the Finishing Business (the “Acquired Contracts”), including the Contracts set forth on Schedule 4.10(e), but excluding (A) any Contract not disclosed in Section 4.11 of the Disclosure Schedules if (i) such non-disclosure constitutes a misrepresentation under Section 4.11 and (ii) the assumption of such Contract by any Purchaser would, in such Purchaser’s reasonable determination, materially and adversely affect such Purchaser, unless Purchaser Parent gives written notice to Seller Parent that it deems such Contract to constitute an Acquired Contract, (B) the Supply and License Agreement and the Settlement Agreement, both dated October 23, 2008, by and among 3M Company, 3M Innovative Properties Company, Illinois Tool Works Inc., and ITW Finishing LLC (the “3M Agreements”), and (C) the Confidential Patent License and Settlement Agreement by and between Dürr Systems Inc., Dürr Systems GmbH, and Illinois Tool Works Inc. (the “Dürr Agreement”);”

b. Section 2.1 of the Asset Purchase Agreement is hereby further amended by adding the following as Section 2.1(o) thereof:

“(o) all tangible personal property listed on Schedule 2.1(o).”

5. Excluded Assets. Section 2.2 of the Asset Purchase Agreement is hereby amended by adding the following as Sections 2.2(q) and 2.2(r) thereof:

“(q) the rights of any Seller under the 3M Agreements; and

(r) the rights of any Seller under the Dürr Agreement.”

6. Effective Time. The last sentence of the definition of “Closing” in Article 1 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date, local time in each jurisdiction in which the Finishing Business is conducted.”

7. IP Indemnity.

a. Section 2.3(g) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“(g) all Liabilities of Sellers with respect to any Products arising under any intellectual property law at any time, including laws relating to patent infringement and including Liabilities arising out of the matters set forth on Schedule 2.3(g); and”

b. Section 8.2(j) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“(j) any Liability of any Seller or any Acquired Subsidiary with respect to any Products arising under any intellectual property law at any time, including,

without limitation, laws relating to patent infringement, but excluding any of the matters set forth on Schedule 2.3(g); or”

c. Section 8.4(e) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“(e) Notwithstanding anything herein to the contrary, for purposes of indemnification pursuant to Section 8.2(i), Damages shall include only one-half (rather than all) of any court costs and reasonable attorneys’ fees and expenses; provided, however, that the limitation set forth in this Section 8.4(e) shall not apply if Seller Parent shall have assumed the defense of the Third Party Claim giving rise to the claim under Section 8.2(i).”

d. The proviso to the first sentence of Section 8.5(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for which the Indemnifying Party may have an indemnification obligation pursuant to Section 8.2(j).”

8. Purchase Price. Section 3.1(a) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(a) The purchase price for the Acquired Assets is $650 million, plus any Cash or Cash Equivalents, exclusive of Cash or Cash Equivalents of Ransburg Industrial Finishing KK (“Excluded Japanese Cash and Cash Equivalents”), less any Debt of any Seller (to the extent constituting Assumed Liabilities) and any Debt of any Acquired Subsidiaries as of the Closing Date, and plus or minus any Net Operating Asset adjustment determined pursuant to this Section 3.1 and Section 3.2 (the “Purchase Price”).”

9. Certain Schedules to Asset Purchase Agreement.

a. Seller Parent shall deliver to Purchaser Parent, on or before April 30, 2012, final versions of Schedule 4.10(a) and 4.10(b) to the Asset Purchase Agreement.

b. The draft Schedule 3.3 as delivered by the parties on April 14, 2011, shall remain unchanged except that (i) the Purchase Price allocated to ITW Gema GmbH (Switzerland) shall be reduced from US$199,400,000 to US$198,400,000, and (ii) the Purchase Price allocated to ITW Surfaces & Finitions SAS (France) shall be increased from $US0 to US$1,000,000.

c. Seller Parent shall deliver to Purchaser Parent Schedule 2.1(o) to the Asset Purchase Agreement on or before the Closing Date.

10. Post-Closing Financial Statement Delivery Covenant. The Asset Purchase Agreement is hereby amended by adding the following as Section 6.2(i) thereof:

“(i) Financial Statements. Seller Parent shall deliver to Purchaser Parent, on or before April 30, 2012, audited consolidated balance sheets of the Finishing Business as of December 31, 2011 and audited statements of operations, cash flows, stockholders’ equity and other comprehensive income for the year ended December 31, 2011, along with the audit report from Deloitte & Touche LLP with respect to such financial statements (the “2011 Audit”). Following Seller Parent’s payment to Deloitte & Touche LLP, Purchaser Parent shall reimburse Seller Parent in an amount equal to $500,000 for the professional fees paid to Deloitte & Touche LLP in connection with the 2011 Audit; such payment to be made, within three Business Days of Seller Parent’s written request therefor, by wire transfer of immediately available funds to an account or accounts designated by Seller Parent. Seller Parent shall deliver to Purchaser Parent, on or before June 29, 2012, an unaudited, unreviewed consolidated balance sheet of the Finishing Business as of March 31, 2012 and unaudited, unreviewed statements of operations, cash flows, stockholders’ equity and other comprehensive income for the three-month period ended March 31, 2012.”

11. Certain Employee Benefit Matters. The definition of ITW Executive Incentive Program set forth in Article I of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

““ITW Executive Incentive Program” means the award bonus program substantially described in Schedule 1.1”

12. Conditions to Purchaser’s Obligations; Seller’s Closing Deliveries. The Asset Purchase Agreement is hereby amended by (a) deleting he word “and” at the end of Section 7.1(g)(xiv), (b) renumbering Section 7.1(g)(xv) as Section 7.1(g)(xvi), and (c) inserting the following as a new Section 7.1(g)(xv):

“(xv) a distributor agreement duly executed by Seller Parent, in a form reasonably satisfactory to Purchaser Parent, granting Purchaser Parent worldwide exclusive distribution rights for certain 3M products identified therein; and”

13. Tax Matters. The last sentence of Section 6.4(a) of the Asset Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“(a) If Purchaser Parent is required under Section 6.4(b) to file a Tax Return that involves Pre-Closing Taxes, then no later than five Business Days before the filing of any such Tax Return, Seller Parent will pay to Purchaser Parent an amount equal to the amount of Taxes shown due on such Tax Return for which any Seller is obligated under this Section 6.4(a) with respect to such Tax Return, except with respect to tax payments made by Ransburg Industrial Finishing KK or any successor entity for pre-closing periods, where the Seller shall not be responsible to pay to Purchaser Parent income taxes for pre-closing obligations to the extent of the Excluded Japanese Cash and Cash Equivalents. Seller Parent shall remain responsible for paying to Purchaser Parent income taxes due in excess of the Excluded Japanese Cash and Cash Equivalents.”

14. Miscellaneous. This Amendment shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of law principles of any jurisdiction. The Amendment may be executed in any number of counterparts and delivered via facsimile or other form of electronic transmission (including .pdf transmission), each of which shall be deemed an original and all of which shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Asset Purchase Agreement to be executed as of the date set forth above.

GRACO INC.		GRACO HOLDINGS INC.

By:	/s/ Patrick J. McHale	By:	/s/ James A. Graner
Name: Patrick J. McHale		Name: James A. Graner
Its: President & Chief Executive Officer		Its: President

GRACO MINNESOTA INC.		FINISHING BRANDS HOLDINGS INC.

By:	/s/ Patrick J. McHale	By:	/s/ James A. Graner
Name: Patrick J. McHale		Name: James A. Graner
Its: Chief Executive Officer		Its: President

ILLINOIS TOOL WORKS INC.		ITW FINISHING LLC

By:	/s/ Jane L. Warner	By:	/s/ Jane L. Warner
Name: Jane L. Warner		Name: Jane L. Warner
Its: Executive Vice President		Its: President

[Signature Page to First Amendment to Asset Purchase Agreement]